Exhibit 10.19

DHB INDUSTRIES, INC.

BOARD OF DIRECTORS COMPENSATION POLICY

EFFECTIVE AS OF JANUARY 1, 2007

In connection with a report dated September 14, 2006, prepared by The Director’s Council, the Board of Directors of DHB Industries, Inc. (“DHB”) has established the following policy for the compensation of non-employee members of its Board of Directors (the “Board”).

I. Annual Retainer.

In 2007, DHB will pay each director (other than the Non-Executive Chairman of the Board) who is not an employee of DHB an annual retainer of $25,000. Fifty percent (50%) of the retainer will be paid in awards of deferred common stock of DHB unless a director elects to receive a larger percentage (up to 100%) of the retainer in stock. The balance of the retainer will be paid in cash quarterly in advance. The terms of the deferred stock awards (“DSAs”) will be as follows: Prior to commencement of service on the Board and the first day of each calendar year thereafter the percentage of the annual retainer to consist of deferred stock awards shall be elected by the director (in the absence of an election the percentage shall be 50%); the aggregate number of deferred shares shall be determined on first trading day of each calendar year or the first trading day on or after the first date of service as a director, as the case may be; deferred shares shall vest on a daily basis, ratably over the period commencing on the first date of service on the Board during a calendar year and ending on December 31 of such calendar year; vested deferred shares shall be delivered to a director as soon as practicable following the end of the three-year period commencing on the initial date of service on the Board or, if earlier, as soon as practicable following separation from service as a director.

II. Attendance Fees.

In addition to the Annual Retainer, Directors will be paid the following attendance fees:

1.	$2,500 for each Board meeting attended in person (50% of fee for each meeting participated through teleconference);

2.	$2,500 for each Audit, Governance, and Compensation committee meeting attended in person (50% of fee for each meeting participated through teleconference).

These attendance fees shall be paid in cash as soon as practicable following the close of each calendar quarter. Notwithstanding the foregoing, no fees will be paid for the committee meetings held in conjunction with a Board meeting on the same day.

III. Committee Chair Fees.

The chairman of each Board committee will receive an additional annual retainer as follows:

Audit Committee	$15,000
Governance Committee	$10,000
Compensation Committee	$10,000

Committee Chair fees shall be paid in the same manner as the Annual Retainer under Section I above.

IV. Long-Term Equity Incentive.

Each director (other than the Non-Executive Chairman of the Board) shall receive DSAs worth $75,000 upon election to the Board. The DSAs shall vest ratably on a daily basis over the three-year period commencing on the first date of service as a director. Vested DSAs shall be delivered to a director as soon as practicable following the close of such three-year period, or if earlier, as soon as practicable following separation from service as a director. Each year after the initial three-year period, a director shall receive an additional $25,000 of stock equivalent for effective board service, as determined by the Compensation Committee.

V. Non-Executive Chair Provisions.

The Non-Executive Chair of the Board of Directors shall receive a $75,000 annual retainer (not $25,000) and $150,000 of DSAs (not $75,000), subject to all other terms and conditions for retainers and DSAs set forth in Section I.

VI. Stock Accumulation Policy.

In an effort to further align directors’ interests with those of shareholders, DHB will require directors to accumulate $25,000 worth of DHB stock and hold it until retirement from the Board of Directors. Each director will have until the third anniversary of his or her first date of service as a member of the Board to accumulate this stock. For purposes of satisfying the $25,000 of stock requirement, no share acquired as compensation for serving on the Board shall qualify, except for stock receive pursuant to a DSA attributable to an election under Section I above to receive more than 50% of an annual retainer in the form of DSAs. In addition, for purposes of this $25,000 stock requirement, stock is valued based on either its actual purchase price (for stock that is purchased) or the value of the stock on the date the DSA was initially awarded (for stock received pursuant to a DSA).

VII. Change in Control.

In the event of a change in control (as defined in Section 9 of the DHB Incentive Plan) DSAs awarded to board members will immediately vest.

DHB INDUSTRIES, INC.

BOARD OF DIRECTORS COMPENSATION POLICY

EFFECTIVE AS OF JANUARY 1, 2007

APPENDIX I

The attached chart shows the various amounts and types of compensation to be paid to each non-employee director for their service in 2007.

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